                                                                      EXHIBIT 11

                         HBO & COMPANY AND SUBSIDIARIES

            COMPUTATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                    (000 OMITTED EXCEPT FOR PER SHARE DATA)

                                                                                    1996        1995       1994
                                                                                  ---------  ----------  ---------
Weighted Average Number of Common Shares Outstanding............................     89,696      84,224     78,093

ADD -- Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it applies to the computation of primary
  earnings per share *..........................................................      3,359      --          3,634
                                                                                  ---------  ----------  ---------

Number of Common and Common Equivalent Shares Outstanding.......................     93,055      84,224     81,727

ADD -- Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it applies to the computation of
  fully diluted earnings per share *............................................        107      --            337
                                                                                  ---------  ----------  ---------

Number of Common and Common Equivalent Shares Outstanding Assuming Full
  Dilution......................................................................     93,162      84,224     82,064
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

Net Earnings (Loss) for Primary and Fully Diluted Earnings (Loss)
  Per Share.....................................................................  $  73,954  $  (17,569) $  36,469
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

Earnings (Loss) Per Share:

  Primary.......................................................................  $     .79  $     (.21) $     .45
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

  Fully Diluted.................................................................  $     .79  $     (.21) $     .44
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

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*  Common Equivalent Shares are not presented for 1995 because the effect is anti-dilutive.

All prior period amounts have been restated to reflect the 1996 acquisitions of CyCare Systems, Inc., Management Software, Inc., and GMIS Inc. in pooling transactions.